Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
January 18, 2007	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES 6.4% INCREASE IN NET INCOME

FOR YEAR 2006 OVER 2005

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $8.0 million for the year ended December 31, 2006, compared to $7.5 million for the year ended December 31, 2005, an increase of 6.4%. On a per-share basis, the Company earned $0.85 per basic share and $0.81 per diluted share for 2006, as compared to $0.82 per basic share and $0.77 cents per diluted share for 2005. Per share earnings have been adjusted for the 1.3 for 1 share stock split paid on July 5, 2006.

At December 31, 2006, the Company’s total assets amounted to $773 million, compared to $672 million at December 31, 2005, a 15% increase; while total deposits amounted to $629 million at December 31, 2006, representing an 11% increase over deposits of $569 million at December 31, 2005; total loans increased to $626 million at December 31, 2006 from $549 million at December 31, 2005, a 14% increase, and total stockholders’ equity amounted to $73 million at December 31, 2006, versus $65 million at December 31, 2005, a 12% increase.

For the full year 2006, the Company reported a return on average assets of 1.13% as compared to 1.24% for the year of 2005. Return on average equity was 11.63% for the full year 2006, as compared to 12.25% for 2005. Average equity was 9.68% of average assets for 2006 as compared to 10.09% for 2005.

Net income for the full year 2006 was favorably affected by strong growth in loans; however, earnings growth was restrained in the last half of 2006 by a decline in the net interest margin during a period of moderating interest rates and a changing mix toward higher cost funding sources. The Company continued to benefit from favorable asset quality during 2006.

For the fourth quarter of 2006, net income was $2.2 million ($0.23 per basic share and $0.22 per diluted share) as compared to $2.1 million ($0.22 per basic share and $0.21 per diluted share) for the same quarter in 2005, representing a 4% increase.

“We are pleased to report increased earnings for Eagle Bancorp for both the full year and fourth quarter of 2006 over 2005”, noted Ronald D. Paul, President and CEO of Eagle Bancorp, Inc. “While balance sheet growth in the second half of 2006 slowed from historical levels, and a challenging interest rate environment resulted in a declining net interest margin adversely impacting income growth, the core business of Eagle Bancorp remains strong and our margins remain favorable as compared to peer banking companies. Growth in assets, loans, deposits and client relationships continued at EagleBank for the fourth quarter of 2006 and concluded another successful year of performance for the Company”, added Mr. Paul. “The opportunities in building quality banking relationships in our primary marketplace of Montgomery County, Maryland and Washington, D.C. continue. We have added personnel to our organization, are increasing our branch network and making other infrastructure changes. While these actions tend to constrain earnings growth in the short run, we believe these investments will add value over the next several years.”

For the year 2006, net interest income increased 13% over 2005, owing to favorable average earning asset growth of 17% offset by a slight decline in the net interest margin to 4.81% from 4.99%. Total non-interest income decreased slightly from $4.0 million in 2005 to $3.8 million in 2006, a 4% decrease. For 2006, non-interest income included net investment gains of $0.1 million, as compared to $0.3 million of net investment gains in 2005. Excluding net investment gains, non-interest income was $3.7 million for both 2006 and 2005. Non-interest expenses amounted to $21.8 million for the year 2006 as compared to $19.0 million for the year of 2005, a 15% increase. The increase in non-interest expenses was due substantially to a larger staff and related personnel costs, the cost of share-based compensation under new accounting rules effective January 1, 2006 ($346 thousand pre-tax), new banking offices, increases in marketing costs and additional professional, and licensing fees. The provision for credit losses was $1.7 million for 2006 as compared to $1.8 million for 2005. At December 31, 2006, the allowance for credit losses represented 1.18% of total loans as compared to 1.09% of total loans at December 31, 2005.

A continuing significant factor in the Company achieving its 2006 results is the quality of its assets. The ratio of non-performing loan to total loans was just 0.32% at December 31, 2006 and the ratio of net loan charge-offs to average loans was just 0.06% for the full year 2006, both favorable credit quality positions.

For the fourth quarter of 2006, net interest income increased 8% due to a 15% increase in average earning assets in the fourth quarter of 2006 as compared to 2005 offset by a decline in the net interest margin to 4.63% for the fourth quarter of 2006 as compared to 4.95% for the fourth quarter of 2005. Total non-interest income increased from $0.8 million for the fourth quarter of 2005 to $0.9 million in 2006, a 13% increase. Non-interest expenses amounted to $5.7 million for the fourth quarter of 2006 as compared to $4.9 million for the same period in 2005, an 18% increase. This increase was due substantially to the same factors mentioned above that impacted the full year 2006 over 2005. The provision for credit losses was $0.3 million for 2006 as compared to $0.5 million for 2005, a slight decline, due substantially to lesser growth in the loan portfolio during the fourth quarter 2006 as compared to the same period in 2005.

Eagle Bancorp, Inc. paid a dividend of $0.06 per share for the fourth quarter of 2006 for a total of $0.23 per share for the full year 2006.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the year and three months ended December 31, 2006 as compared to 2005. Persons wishing additional information should refer to the Company’s Form 10K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 16, 2006.

Eagle Bancorp is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through nine offices, located in Montgomery County, Maryland and Washington, D.C. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace. In July, the Company formed Eagle Commercial Ventures, LLC as a direct subsidiary to provide subordinate financing for the acquisition, development and construction of real estate projects, who’s primary financing would be done by EagleBank.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc

Statement of Condition Highlights

(in thousands)	December 31, 2006	September 30, 2006	December 31, 2005
	Unaudited	Unaudited	Audited
Assets
Cash and due from banks	$19,250	$18,989	$16,662
Interest bearing deposits with other banks and other short-term investments	4,855	3,833	11,231
Federal funds sold	9,727	3,953	6,103
Investment securities available for sale, at fair value	91,140	79,638	68,050
Loans held for sale	2,157	5,825	2,924
Loans	625,773	591,232	549,212
Less: allowance for credit losses	(7,373)	(7,046)	(5,985)
Premises and equipment, net	6,954	7,122	5,774
Accrued interest, taxes and other assets	20,968	23,821	18,281
Total Assets	$773,451	$727,367	$672,252

Liabilities and Stockholders’ Equity
Non interest bearing deposits	$139,917	$143,963	$165,103
Interest bearing deposits	488,598	444,224	403,790
Total deposits	628,515	588,187	568,893
Customer repurchase agreements and federal funds purchased	38,064	35,974	32,139
Other borrowings	30,000	25,000	—
Other liabilities	3,956	7,639	6,256
Total liabilities	700,535	656,800	607,288
Stockholders’ equity	72,916	70,567	64,964
Total Liabilities and Stockholders’ Equity	$773,451	$727,367	$672,252

Eagle Bancorp, Inc.

Statements of Income Highlights

(in thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Total interest income	$50,318	$36,726	$13,848	$10,606
Total interest expense	17,880	8,008	5,466	$2,824
Net interest income	32,438	28,718	8,382	$7,782
Provision for credit losses	1,745	1,843	327	$532
Net interest income after provision for credit losses	30,693	26,875	8,055	$7,250
Noninterest income (before investment gains)	3,722	3,719	906	$835
Investment gains (losses)	124	279	39	$(2)
Total noninterest income	3,846	3,998	945	$833
Salaries and employee benefits	12,230	10,503	3,177	$2,808
Premises and equipment expenses	3,835	3,470	1,040	$1,002
Marketing and advertising	587	473	221	$129
Outside data processing	881	769	226	$195
Other expenses	4,291	3,745	1,079	$721
Total noninterest expense	21,824	18,960	5,743	$4,855
Income before income tax expense	12,715	11,913	3,257	$3,228
Income tax expense	4,690	4,369	1,105	$1,163
Net income	$8,025	$7,544	$2,152	$2,065

Per Share Data:
Earnings per share, basic (1)	$0.85	$0.82	$0.23	$0.22
Earnings per share, diluted (1)	$0.81	$0.77	$0.22	$0.21
Shares outstanding at period end	9,478,064	9,340,358	9,478,064	9,340,358
Weighted average shares outstanding, basic (1)	9,429,743	9,252,680	9,442,952	9,329,876
Weighted average shares outstanding, diluted (1)	9,847,285	9,825,108	9,842,928	9,893,183
Book value per share at period end (1)	$7.69	$6.96	$7.69	$6.96

(1) All periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006

Eagle Bancorp, Inc.
Performance Ratios (annualized):

Return on average assets	1.13%	1.24%	1.13%	1.24%
Return on average equity	11.63%	12.25%	11.89%	12.76%
Net interest margin	4.81%	4.99%	4.63%	4.95%
Efficiency ratio (2)	60.15%	57.95%	61.57%	56.36%

Other Ratios:
Allowance for credit losses to total loans	1.18%	1.09%	1.18%	1.09%
Non-performing loans to total loans	0.32%	0.09%	0.32%	0.09%
Net charge-offs (annualized) to average loans	0.06%	0.03%	0.00%	0.03%
Average equity to average assets	9.68%	10.09%	9.49%	9.73%
Tier 1 leverage ratio	9.67%	9.93%	9.67%	9.93%
Total risk based capital ratio	11.91%	12.05%	11.91%	12.05%

Average Balances:
Total assets	$712,297	$610,245	$756,323	$659,946
Total earning assets	$674,685	$575,198	$718,751	$623,394
Total loans (3)	$575,854	$479,311	$606,934	$526,003
Total deposits	$585,621	$512,416	$616,929	$563,152
Total stockholders’ equity	$68,973	$61,563	$71,784	$64,219

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income

(3) Includes loans held for sale